Source: Adventure Energy, Inc.

Adventure Energy Inc. Reaches Total Depth On Larry Hardin #1

On Wednesday April 29, 2009, 4:15 pm EDT

ST.PETERSBURG, Fla., April 29, 2009 (GLOBE NEWSWIRE) -- Adventure Energy, Inc. (OTC BB:ADVE.OB - News), an energy exploration company with operations in the Appalachian Basin, announced today that the Company has reached total depth (``TD'') of 404 feet on its Larry Hardin #1 well located in Monroe County, Kentucky. The well was drilled to the Coniferous formation within in the Sulphur Lick Field.

The well has been evaluated by the Company and determined to be commercially viable. The completion process has begun on this well and the 4 1/2`` production casing is expected to be run into the well this week. Adventure Energy holds a 40% working interest in this project.

The Company's drilling contractor mobilized its rig to the Company's next drilling location, the JL Blaydes leasehold. The Company expects to spud-in the JL Blaydes #1 well in the coming week.

Completing this first well is an important milestone in implementing our drilling plan,'' said Wayne Anderson, President of Adventure Energy, Inc. ``We will provide additional information once the casing is set and the well is in full production which we anticipate to be in early May.''

About Adventure Energy, Inc.

Adventure Energy, Inc., is an independent energy company principally engaged in the acquisition, exploration and development of mature long-lived oil and natural gas properties. The company's current operations are concentrated in the Appalachian Basin within the states of Kentucky and West Virginia.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words ``anticipate,'' ``believe,'' ``estimate,'' ``may,'' ``intend,'' ``expect'' and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

Contact:

          Adventure Energy, Inc.
              Investor Relations
              727-482-1505
              ir@adventureenergy.com
              http://www.adventureenergy.com